CHEMBIO EXHIBITING AT 2012 AACC ANNUAL MEETING AND CLINICAL LAB EXPO

Showcases Proprietary Point-of-Care Diagnostics and DPP Technology at Exhibit Booth #2351

MEDFORD, N.Y. (July 16, 2012) – Chembio Diagnostics, Inc. (NASDAQ: CEMI), a company that develops, manufactures, licenses and markets proprietary rapid diagnostic tests, will be exhibiting this week at the 2012 AACC Annual Meeting and Clinical Lab Expo, the largest dedicated clinical laboratory meeting in the world.  The Expo is being held July 17-19th at the Los Angeles Convention Center with an estimated 19,000 participants and more than 700 exhibiting companies.

Exhibiting in the Clinical Lab Expo main exhibition hall at Booth #2351, the Company will be previewing sales collateral and videos that will soon be available online at the Company’s new website www.chembio.com.

Chembio will be showcasing its proprietary, patented Dual Path Platform (DPP®) technology, which enables development of point-of-care assays that provide unique features and capabilities such as multiplexing and improved control of challenging sample types like oral fluid. The Company has submitted a Premarket Approval (PMA) application with the U.S. Food and Drug Administration (FDA) for marketing approval of its DPP® HIV 1/2 Assay, a rapid point-of-care test for the detection of antibodies to HIV 1 and 2 in oral fluid, finger-stick whole blood, venous whole blood, and serum or plasma samples, which provides a simple "reactive/non-reactive" result. Chembio anticipates the PMA to be reviewed and approved by the FDA by the end of 2012.  Several other tests have also been developed on this platform, and DPP®-based revenues are expected to grow significantly in 2012 over 2011.

“We are delighted to be highlighting our innovative line of rapid diagnostic tests at one of the industry’s premier events.  We are particularly pleased to be showcasing our DPP® HIV 1/2 Assay, as the clinical data show it can improve accuracy compared with the current lateral flow HIV test technologies,” noted Lawrence Siebert, President and Chief Executive Officer of Chembio.

“We are uniquely positioned to address the HIV self-test opportunity with our unitized Sure Check® HIV 1/2 finger-stick whole blood test,” he added.  “This test is FDA-approved for the professional market and is well established in the U.S. market by Alere as Clearview Complete HIV 1/2, and is more sensitive than the existing competitive oral fluid test.  In order to begin the regulatory process toward an over-the-counter market approval for self-testing by consumers, a company must first have a product that is FDA-approved for the professional market, making Chembio the only current practical alternative to the recently approved oral fluid self-test.  As such, we are accelerating our development plans to bring our rapid, in-home HIV test to market.”

About AACC
AACC is an international scientific/medical society of clinical laboratory professionals, physicians, research scientists and other individuals involved with clinical chemistry and related disciplines. Founded in 1948, the society has over 8,000 members and is headquartered in Washington, D.C.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 170 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only.  They reflect management's current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

LHA
Anne Marie Fields
(212) 838-3777
AFields@lhai.com
@LHA_IR_PR